Registration No.: 333-127461
D.R. Horton, Inc.
Final pricing terms as of April 11, 2006
$250,000,000 6.000% Senior Notes due April 15, 2011

Issuer	D.R. Horton, Inc.
Issue Format	SEC Registered
Security	Senior Notes
Ratings	Baa3/BBB-/BBB- (stable/stable/stable) (Moody’s/S&P/Fitch)[1]
Principal Amount	$250,000,000
Pricing Date	April 11, 2006
Settlement Date	April 17, 2006
Maturity Date	April 15, 2011
Coupon Pay Dates	Each April 15 & October 15, commencing October 15, 2006
Day Count Convention	30/360
Make Whole Provision	T+ 20 bps
Benchmark Treasury	T 4.750% due 03/11
Benchmark Treasury Yield	4.861%
Benchmark Treasury Price	$99-16 +
Reoffer Spread to Treasury	+ 120 bps
Reoffer Yield	6.061%
Coupon	6.000%
Reoffer Price to Public	99.741%
CUSIP	23331AAY5
ISIN	US23331AAY55
Joint Book-Running Managers	Banc of America Securities LLC UBS Securities LLC Wachovia Capital Markets, LLC
Co-Managers:	BNP Paribas Securities Corp. Calyon Securities (USA) Inc. RBS Greenwich Capital Markets, Inc.
Use of Proceeds	Reduce borrowings under revolving credit facility
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov <http://www.sec.gov>. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus, any prospectus supplement or free writing prospectus for this offering if you request it by calling toll free 1-888-722-9555 ext 1088 or through your usual contact at Banc of America Securities LLC, UBS Securities LLC or Wachovia Capital Markets, LLC.

[1]	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time

Registration No.: 333-127461
D.R. Horton, Inc.
Final pricing terms as of April 11, 2006
$500,000,000 6.500% Senior Notes due April 15, 2016

Issuer	D.R. Horton, Inc.
Issue Format	SEC Registered
Security	Senior Notes
Ratings	Baa3/BBB-/BBB- (stable/stable/stable) (Moody’s/S&P/Fitch)[1]
Principal Amount	$500,000,000
Pricing Date	April 11, 2006
Settlement Date	April 17, 2006
Maturity Date	April 15, 2016
Coupon Pay Dates	Each April 15 & October 15, commencing October 15, 2006
Day Count Convention	30/360
Make Whole Provision	T+ 25 bps
Benchmark Treasury	T 4.500% due 02/16
Benchmark Treasury Yield	4.928%
Benchmark Treasury Price	$96-22
Reoffer Spread to Treasury	+ 160 bps
Reoffer Yield	6.528%
Coupon	6.500%
Reoffer Price to Public	99.797%
CUSIP	23331AAZ2
ISIN	US23331AAZ21
Joint Book-Running Managers	Banc of America Securities LLC UBS Securities LLC Wachovia Capital Markets, LLC
Co-Managers:	BNP Paribas Securities Corp. Calyon Securities (USA) Inc. RBS Greenwich Capital Markets, Inc.
Use of Proceeds	Reduce borrowings under revolving credit facility
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov <http://www.sec.gov>. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus, any prospectus supplement or free writing prospectus for this offering if you request it by calling toll free 1-888-722-9555 ext 1088 or through your usual contact at Banc of America Securities LLC, UBS Securities LLC or Wachovia Capital Markets, LLC.

[1]	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time